Exhibit 8.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

May __, 2021

Point Biopharma Inc.

22 St. Clair Avenue East

Toronto, Ontario, Canada M1L 479

Re:	Point Biopharma Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Point Biopharma Inc., a Delaware corporation (“POINT”), in connection with the proposed merger (the “Business Combination”) of Bodhi Merger Sub, Inc., a Delaware corporation (“Bodhi Merger Sub”), with and into POINT, with POINT surviving, pursuant to that certain Business Combination Agreement, dated as of March 15, 2021, by and among POINT, Therapeutics Acquisition Corp., a Delaware corporation, d/b/a Research Alliance Corp. I (“RACA”), and Bodhi Merger Sub, a wholly owned subsidiary of RACA, each as described in the Registration Statement on Form S-4 to be filed by RACA with the Securities and Exchange Commission today (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement. This opinion is being rendered in accordance with Section 5.6(a)(iii) of the Business Combination Agreement and pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Business Combination Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order for us to render the opinion below. In our examination, we have assumed (i) the Business Combination will be consummated in accordance with the provisions of the Business Combination Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any Party), (ii) the Business Combination Agreement and the ancillary agreements thereto represent the entire understanding of RACA, POINT and Bodhi Merger Sub with respect to the Business Combination, (iii) the statements concerning the transaction and the Parties thereto set forth in the Business Combination Agreement are true, correct and complete, (iv) the factual statements and representations made by POINT and RACA in their respective officer’s certificate delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct and complete as of the date hereof, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “to the best knowledge of” any person (or similarly qualified) are true, correct and complete without such qualification, and (vi) POINT and RACA will treat the Business Combination for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the assumptions described above are untrue for any reason or if the transaction is consummated in a manner different from the manner described in the Business Combination Agreement, our opinion as expressed below may be adversely impacted.

bassberry.com

May __, 2021

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. We provide no assurance the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner that would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred above prove to be inaccurate, our opinion may change. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

Our opinion is limited to the U.S. federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to any transactions other than the Business Combination, or to the consequences of the Business Combination under any state, local or non-U.S. tax law. Our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the “Prospectus”) under the caption “Tax Consequences of the Business Combination to U.S. POINT Holders”, insofar as it addresses the material U.S. federal income tax considerations of the Business Combination for beneficial owners of shares of POINT common stock and discusses matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, except as otherwise indicated, expresses our opinion as to the material U.S. federal income tax consequences applicable to such holders of POINT common stock.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Bass, Berry & Sims PLC